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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*


                                STEPAN COMPANY
                      ------------------------------------
                                (Name of Issuer)

                         5 1/2% Convertible Preferred
                      ------------------------------------
                         (Title of Class of Securities)

                                  858586-20-9
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (10-88)                   Page 1


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-----------------------                                  ---------------------
 CUSIP NO. 858586-20-9                   13G               PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       PAUL H. STEPAN

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
       U.S.A.

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                          SOLE VOTING POWER
                     5
     NUMBER OF
                          36,193
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          166,480 (see item 8)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             36,193

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          166,480
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      202,673
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      30.96%
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      TYPE OF REPORTING PERSON*
12

      INDIVIDUAL
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                                    Page 2
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Item 1(a)      Name of issuer:
               Stepan Company


Item 1(b)      Address of issuer's principal executive offices:
               32 West Frontage Road
               Northfield, Illinois 60093

Item 2(a)      Name of person filing:
               See Item 1 of cover page

Item 2(b) Address of principal business office or, if none, residence:
               Stepan Company
               22 West Frontage
               Northfield, Illinois 60093

Item 2(c)      Citizenship:
               See item 4 of cover page

Item 2(d)      Title of class of securities:
               5 1/2 percent Convertible Preferred

Item 2(e)      CUSIP number:
               858586-20-9

Item 3         Ownership

               (a)  Amount beneficially owned:
                    See Item 9 of cover page

               (b)  Percent of Class:
                    See Item 11 of cover page

               (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or direct the vote
                          See Item 5 of cover page

                    (ii) Shares power to vote or direct the vote - See Item 6 of cover page

                    (iii) Sole power to dispose or direct the disposition of
                          See Item 7 of cover page

                    (iv)  Shares power to dispose or direct the disposition of:
                          See Item 8 of cover page

Item 5         Ownership of five percent or less of a class:
               Not applicable

Item 6         Ownership of more than five percent on behalf of another person:
               Of the shares reported herein, F. Quinn Stepan and Paul H. Stepan, as the general partners of Stepan Venture I, an Illinois limited partnership, which in turn is the sole general partner of Stepan Venture II, an Illinois limited partnership, have over 166,480 of the issuer's 5 1/2 percent


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               Convertible Preferred shares owned by Stepan Venture II. (note -
               Stepan Company 5 1/2 percent Convertible Preferred shares were split 8-for-1 on April 30, 1993)

Item 7 Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
               Not applicable

Item 8         Identification and classification of members of the group:
               Not applicable

Item 9         Notice of dissolution of group:
               Not applicable

Item 10        Certification:
               Not applicable

SIGNATURE - After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 1997                              /s/
---------------------------------              ---------------------------------
Dated                                          Signature

                                               Paul H. Stepan
                                               ---------------------------------
                                               Name